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Exhibit 99.1

July 19, 2004

FOR IMMEDIATE RELEASE
For further information contact:
Doug Gulling, Chief Financial Officer
515-222-2309

WEST BANCORPORATION, INC. DECLARES STOCK DIVIDEND AND QUARTERLY CASH DIVIDEND - CORRECTED PRESS RELEASE

West Des Moines, IA - On July 14, 2004, the Board of Directors of West Bancorporation, Inc., (WTBA) the parent company of West Bank and WB Capital Management Inc. (d/b/a VMF Capital), declared a 5% common stock dividend and a regular quarterly cash dividend of $0.16 per common share of outstanding stock. In a press release issued on July 15, 2004, the Company stated that both dividends are payable on August 16, 2004 to shareholders of record on July 26, 2004. The stock dividend is payable August 2, 2004 to shareholders of record on July 26, 2004. In order for the cash dividend to be paid on the new number of shares outstanding after the stock dividend is paid, the cash dividend is payable on August 16, 2004 to shareholders of record on August 3, 2004. Any fractional shares that result from the stock dividend will be paid in cash. As of July 15, 2004, there were 15,906,641 shares of common stock outstanding.

West Bank has eight full-service offices in the greater Des Moines, Iowa area and two full-service offices in Iowa City, Iowa. VMF Capital has offices in Cedar Rapids and Clive, Iowa.


The information contained in this Press Release may contain forward-looking statements about the Company's growth and acquisition strategies, new products and services, and future financial performance, including earnings and dividends per share, return on average assets, return on average equity, efficiency ratio and capital ratio. Certain statements in this news release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking information is based upon certain underlying assumptions, risks and uncertainties. Because of the possibility of change in the underlying assumptions, actual results could differ materially from these forward-looking statements. Risks and uncertainties that may affect future results include: competitive pressures, pricing pressures on loans and deposits, actions of bank and non-bank competitors, changes in local and national economic conditions, changes in regulatory requirements, actions of the Securities and Exchange Commission and/or the Federal Reserve Board, and customers' acceptance of the Company's products and services. The Company undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.





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